 As filed with the Securities and Exchange Commission on August 4, 2015
 Registration No. 333 -___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
____________________
NATIONAL INSTRUMENTS CORPORATION
(Exact name of registrant as specified in its charter)
____________________
Delaware	74-1871327
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
11500 North MoPac Expressway Austin, Texas 78759
(Address, including zip code, of registrant’s principal executive offices)
____________________
2015 Equity Incentive Plan
(Full title of the Plan)
____________________
David G. Hugley Vice President, General Counsel; Secretary National Instruments Corporation 11500 North Mopac Expressway Austin, Texas 78759 (512) 338-9119
(Name, address, and telephone number, including area code, of agent for service)
____________________
Copy to:
J. Robert Suffoletta, Jr. Wilson Sonsini Goodrich & Rosati Professional Corporation 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, Texas 78746-5546

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  ☑                                                                           Accelerated filer  ☐

Non-accelerated filer  ☐                                                                           Smaller reporting company  ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share, issuable under the 2015 Equity Incentive Plan	5,518,416 shares	$27.19 (2)	$150,045,732	$17,436 (3)

(1)   Amount includes 2,518,416 shares of common stock that were reserved but not issued under the registrant’s Amended and Restated 1994 Incentive Plan, 2005 Incentive Plan, and 2010 Incentive Plan as of May 12, 2015, the date the 2015 Equity Incentive Plan was approved by the registrant’s stockholders.  This registration statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.
(2)   The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), as to the shares of common stock authorized for issuance pursuant to the 2015 Equity Incentive Plan, solely for the purpose of calculating the registration fee.  The computation is based upon the average of the high and low prices of the common stock as reported on the Nasdaq Global Market on July 29, 2015, because the price at which the securities to be granted in the future may be exercised is not currently determinable.
(3)   Amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act and was determined by multiplying the aggregate offering price by 0.0001162.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference.

The following documents and information have been filed by National Instruments Corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference:

a.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 19, 2015.

b.	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, filed with the SEC on May 1, 2015.

c.	The Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2015, filed with the SEC on July 31, 2015.

d.	The Registrant’s Current Report on Form 8-K filed with the SEC on May 13, 2015.

e.
The Registrant’s description of authorized capital stock contained in its registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating the description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.                 Description of Securities.

Not applicable.

Item 5.                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                 Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The Registrant’s certificate of incorporation, as amended, provides that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized or permitted by the Delaware General Corporation Law. The Registrant’s directors and officers are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7.                 Exemption From Registration Claimed.

Not applicable.

Item 8.                 Exhibits.
Exhibit Number	Documents
4.1	Certificate of Incorporation, as amended, of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
4.3	Specimen of Common Stock certificate of the Registrant, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Reg. No. 33-88386) declared effective March 13, 1995.
4.4	2015 Equity Incentive Plan, incorporated by reference to Exhibit B of the Registrant’s Proxy Statement filed on April 1, 2015.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4 of this Form S-8).

Item 9.                 Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 6 of Part II of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 4, 2015.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ James J. Truchard
Dr. James J. Truchard
Chairman of the Board and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Dr. James J. Truchard and Alexander M. Davern, and each of them individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James J. Truchard Dr. James J. Truchard	Chairman of the Board and President (Principal Executive Officer)	August 4, 2015
/s/ Alexander M. Davern Alexander M. Davern	Chief Operating Officer, Chief Financial Officer, Executive Vice President; and Treasurer (Principal Financial and Accounting Officer)	August 4, 2015
/s/ John M. Berra John M. Berra	Director	August 4, 2015
Dr. Donald M. Carlton	Director
/s/ Jeffrey L. Kodosky Jeffrey L. Kodosky	Director	August 4, 2015
/s/ Duy-Loan T. Le Duy-Loan T. Le	Director	August 4, 2015
/s/ Michael E. McGrath Michael E. McGrath	Director	August 4, 2015
Charles J. Roesslein	Director

INDEX TO EXHIBITS

Exhibit Number	Documents
4.1	Certificate of Incorporation, as amended, of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
4.3	Specimen of Common Stock certificate of the Registrant, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Reg. No. 33-88386) declared effective March 13, 1995.
4.4	2015 Equity Incentive Plan, incorporated by reference to Exhibit B of the Registrant’s Proxy Statement filed on April 1, 2015.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4 of this Form S-8).